Exhibit 10.11

Execution Copy

FOIA CONFIDENTIAL TREATMENT REQUESTED

Confidential Materials omitted and filed separate with the Securities and Exchange Commission

Triple asterisks denote omissions

LICENSE AGREEMENT

by and between

KINEX PHARMACEUTICALS, INC.

and

PHARMAESSENTIA CORP

December 16, 2013

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

FOIA CONFIDENTIAL TREATMENT REQUESTED

Confidential Materials omitted and filed separate with the Securities and Exchange Commission

Triple asterisks denote omissions

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

FOIA CONFIDENTIAL TREATMENT REQUESTED

Confidential Materials omitted and filed separate with the Securities and Exchange Commission

Triple asterisks denote omissions

THIS LICENSE AGREEMENT (this “Agreement”) is made as of December 16, 2013 (“Effective Date”), by and between:

(1)	KINEX PHARMACEUTICALS, INC., a corporation incorporated and existing under the laws of the State of Delaware and having its principal office at 701 Ellicott Street, Buffalo, New York 14203, USA (“Kinex”); and

(2)	PHARMAESSENTIA CORP, a corporation incorporated and existing under the laws of the Taiwan and having its principal office at 13F, No. 3 YuanQu Street, Nankang District, Taipei 115, Taiwan (“PharmaEssentia”).

(Kinex and PharmaEssentia are hereinafter collectively referred to as “Parties” and individually “Party”.)

WITNESETH

WHEREAS, Kinex owns or Controls the Kinex Intellectual Property necessary for the manufacture and sale of Oraxol and Oratecan ( as such capitalized terms are hereinafter defined) in the Territory, including an exclusive license granted by Hanmi Pharmaceutical Co. Ltd. to Kinex for Kinex’s use, and sublicense to any Third Party for use, of the Intellectual Property to Develop and Commercialize the Compound and the Licensed Products (defined below) in all major markets worldwide except for Korea, Japan and India in Asia;

WHEREAS, PharmaEssentia and its Affiliates have experience in the development, marketing, promotion and sale of pharmaceutical products predominately in Asia; and PharmaEssentia desires to obtain the exclusive right and license in the Territory to further develop and thereafter commercialize a Licensed Products for indications in the Field (as such capitalized terms are hereinafter defined); and Kinex desires to grant to PharmaEssentia such exclusive right and license in the Territory, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1 “Act” means the United States Food, Drug, and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

1.2 “Affiliate” means with respect to a Party (a) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

or indirectly, by a Party; (b) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party; (c) any corporation or business entity of which, directly or indirectly, an entity described in the immediately preceding subsection (b) controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of such corporation or entity; or (d) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, more than fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

1.3 “Agreement Term” has the meaning set forth in Section 8.1(a).

1.4 “Breaching Party” has the meaning set forth in Section 8.2(b).

1.5 “Business Day” means any calendar day, except that if an activity to be performed or an event to occur falls on a Saturday, Sunday or a day which is recognized as a national holiday in the place of performance of an applicable activity or occurrence of an applicable event, then the activity may be performed or the event may occur on the next day that is not a Saturday, Sunday or nationally recognized holiday.

1.6 “Calendar Quarter” means for each Calendar Year, each of the three (3) month periods ending on March 31, June 30, September 30 and December 31; provided, however, that (i) the first Calendar Quarter of any period specified under this Agreement shall extend from the commencement of such period to the end of the first complete Calendar Quarter thereafter; and (ii) the last Calendar Quarter shall end upon the expiration or termination of this Agreement.

1.7 “Calendar Year” means, for the first Calendar Year, the period commencing on the Effective Date and ending on December 31, 2014, and for each year thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

1.8 “CFR” means the United States Code of Federal Regulations.

1.9 “cGMP” means current good manufacturing practices.

1.10 “Claims” has the meaning set forth in Section 9.2.

1.11 “Clinical Studies” means any clinical studies of a Licensed Product conducted on humans.

1.12 “Commercialize” or “Commercialization” means promotion, marketing, sale, supply, manufacture, import, export and distribution of Licensed Products, including any educational or pre-launch activities.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.13 “Commercially Reasonable Efforts” means exerting such efforts and employing such resources as would normally be exerted or employed by a Party for its other drug candidates and pharmaceutical products of a comparable stage of development and commercial potential;. and for this Agreement, with respect to Regulatory Approval and First Commercial Sale of Licensed Product, means (i) the filing of an IND with the Taiwan Regulatory Authority within six months after Kinex provides PharmaEssentia with the IND that Kinex has filed with the United States Regulatory Authority, (ii) assuming that a 505b2 strategy is allowed by Taiwan FDA, enrollment of at least forty (40) patients for the Oraxol program within eighteen (18) months after IND is allowed by the Taiwan FDA, (iii) assuming that a 505b2 strategy is allowed, enrollment of at least forty (40) patients for the Oratecan program within 18 months after the IND for Oratecan is allowed by the Taiwan FDA, and (iv) the filing of an application for a Free Sale Certificate within three (3) months after the approval of an NDA for each Licensed Product; provided, however, Kinex shall grant a six month extension on each of the foregoing timelines at the reasonable written request of PharmaEssentia.

1.14 “Completion” means, with respect to any Clinical Study, the completion of treatment for the necessary number of patients required by the applicable protocol and completion of the statistical analysis of the study data.

1.15 “Compound” means the pump inhibiting compound known as HM30181A (a P-Glycoprotein inhibitor) owned by Hanmi and licensed to Kinex under the Hanmi License as diagrammed on Schedule 1.1 attached hereto, and any pharmaceutically acceptable salts, hydrates, solvates, amides, prodrugs, metabolites, and esters of the foregoing, or mixtures thereof.

1.16 “Control” means possession of the ability to grant the rights and licenses as provided for herein without violating the terms of any agreement or arrangement with any Third Party.

1.17 “Copyright” means the right granted to an author or creator of an original work fixed in any tangible medium of expression, including without limitation, books, literary works, computer programs, and pictorial, graphic, dramatic and sculptured works, as well as derivative works and translations.

1.18 “Data” means any and all research data, pharmacology data, preclinical data, clinical data, chemistry, manufacturing and control (“CMC”) data and/or all other similar documentation necessary or useful for the Development or Commercialization of the Compound or Licensed Products.

1.19 “Develop” or “Development” means those activities undertaken with respect to the Compound or Licensed Products which are devoted to the progression of a potential pharmaceutical product in Clinical Studies and any other activities directed toward quality issues, publication, Regulatory Approval, formulation, production or CMC of the Compound or Licensed Products, including any other pre-launch activities.

1.20 “Disputed Claim” has the meaning set forth in Section 9.4(b).

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.21 “Dollar” or “$” means the lawful currency of the United States.

1.22 “Drug Approval Application” means an application for Regulatory Approval of a Licensed Product as a pharmaceutical product in a regulatory jurisdiction.

1.23 “Effective Date” has the meaning set forth in the Preamble hereof.

1.24 “Field” means oral dosage pharmaceutical preparations for use in the treatment of oncologic indications.

1.25 “First Commercial Sale” means, with respect to any Licensed Product, the first sale to a Third Party for end use or consumption of such Licensed Product in a country in the Territory by PharmaEssentia , its Affiliates or sublicensees after receipt of Regulatory Approval in such country or, where Regulatory Approval is not required, then the first sale for end use or consumption of a Licensed Product to a Third Party in that country in the Territory in connection with the nationwide introduction of such Licensed Product in that country in the Territory by PharmaEssentia, its Affiliates or sublicensees.

1.26 “Free Sale Certificate” means a document issued by the Regulatory Authority of an exporting country certifying that the Licensed Product imported by another country is Licensed Product normally and freely sold in the exporting country’s open markets and approved for export. In Taiwan, the relevant document is called a Certificate of Pharmaceutical Product.

1.27 “Generic Competition” shall be deemed to exist for a specific Licensed Product in a particular country as of any date if, during the two (2) immediately preceding Calendar Years, (a) Generic Products have a market share in the applicable country of at least thirty percent (30%) of the then combined unit volume of the applicable Licensed Product and Generic Products, or (b) at least one Generic Product is commercially introduced in such country and the Net Sales by PharmaEssentia of the applicable Licensed Product in the applicable country decrease by at least thirty percent (30%) with each of (a) and (b) measured as an average taken over such two (2) Calendar Years and compared to the Calendar Year immediately preceding the beginning of such two (2) Calendar Year period.

1.28 “Generic Product” means any pharmaceutical product that is (i) sold by a Third Party that is not a licensee or sublicensee of PharmaEssentia or its Affiliates or sublicensees, under a marketing authorization granted by a Regulatory Authority to such Third Party, (ii) contains the Compound as an active pharmaceutical ingredient, and (iii) is approved in reliance on the prior approval of a Licensed Product as determined by the applicable Regulatory Authority in the applicable country. Generic Product does not include any pharmaceutical preparation for an oncologic indication that is not delivered by oral dosage.

1.29 “Hanmi” means Hanmi Pharmaceuticals Co. Ltd., a South Korean corporation.

1.30 “Hanmi License” means the exclusive license from Hanmi to Kinex of the Compound in the Territory and elsewhere.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.31 “IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standard Board, consistently applied.

1.32 “Improvements” means all inventions and Know-How, patentable or otherwise, made, created, developed, conceived or reduced to practice by or on behalf of a Party and/or any of its Affiliates pursuant to activities relating to or contemplated by this Agreement during the Agreement Term, that are necessary or useful for the Development or Commercialization of the Compound or Licensed Products for use in the Field including developments in the manufacture, formulation, ingredients, preparation, presentation, means of delivery or administration, dosage, indication, methods of use or packaging and/or sale of the Compound or Licensed Products.

1.33 “IND” means an Investigational New Drug application similar to what is described in the United States in 21 C.F.R. Section 312.23, obtained for purposes of conducting Clinical Studies in accordance with the requirements of the Act and the regulations promulgated thereunder, including all supplements and amendments thereto relating to the use of the Compound or Licensed Products in the Field.

1.34 “Insurance” has the meaning set forth in Section 9.6(a).

1.35 “Intellectual Property” means Patent Rights, Know-How, Copyrights and Trademarks collectively, that are necessary or useful for the Development or Commercialization of the Compound or Licensed Products, including any Improvements thereto.

1.36 “Kinex Indemnified Parties” has the meaning set forth in Section 9.1.

1.37 “Kinex Intellectual Property” means the Kinex Patent Rights, Kinex Know-How and other Intellectual Property owned or Controlled by Kinex or any of its Affiliates.

1.38 “Kinex Know-How” means all Know-How that are owned or Controlled by Kinex or any of its Affiliates.

1.39 “Kinex Patent Rights” means all Patent Rights that are owned or Controlled by Kinex, Hanmi or any of their Affiliates as provided in Section 6.1, including the Patent Rights owned by Hanmi and licensed to Kinex as listed in Schedule 1.2.

1.40 “Know-How” means all proprietary information and technology, including trade secret information, developments, discoveries, methods, techniques, formulations, Data, and other information, whether or not patentable, that are necessary or useful for the Development or Commercialization of the Compound or Licensed Product, or any Improvement thereto, in the Field.

1.41 “Law(s)” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any governmental authority.

1.42 “Licensed Product(s)” means Oraxol and Oratecan for use in the Territory.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.43 “Losses” means any and all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties (including penalties imposed by any governmental authority), costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts) awarded or otherwise paid or payable to Third Parties.

1.44 “NDA” means a new drug application in any of the countries in the Territory similar to the NDA submitted to the United States Regulatory Authority to obtain approval for the marketing of a Licensed Product in the United States, together with all subsequent submissions, supplements and amendments thereto.

1.45 “Net Sales” means the gross sales amount of Licensed Products invoiced to Third Parties by PharmaEssentia, its Affiliates and sublicensees, less the following deductions (to the extent included in such gross sales amount):

(a) quantity and/or cash discounts therefor;

(b) customs, duties, sales and similar taxes;

(c) amounts allowed or credited by reason of rejections, return of goods (including as a result of recalls, market withdrawals and other corrective actions), and retroactive price reductions or allowances specifically identifiable as relating to a Licensed Product including allowances and credits related to inventory management or similar agreements with wholesalers;

(d) amounts incurred resulting from government (or any agency thereof) mandated rebate programs in the Territory;

(e) Third Party rebates, patient discount programs, administrative fees and chargebacks or similar price concessions related to the sale of a Licensed Product;

(f) bad debt actually included on PharmaEssentia’s financial statements, provided that PharmaEssentia has made Commercially Reasonable Efforts to collect on such debts;

(g) the expenses for insurance, freight, packing, shipping and transportation;

(h) commissions paid to agents or distributors to secure tender offers or other purchases by local authorities; and

(i) as agreed by the Parties, such agreement not to be unreasonably withheld, any other specifically identifiable amounts included in a Licensed Product’s gross sales amount that were or ultimately will be credited and that are similar to those listed above, all in accordance with IFRS.

All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to the applicable Licensed Product, and, to the extent applicable, other products or services of PharmaEssentia or its Affiliates or sublicensees such that the

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Licensed Products do not bear a disproportionate portion of such deductions. For the avoidance of doubt, Net Sales shall not include sales by PharmaEssentia to its Affiliates or sublicensees for resale; provided that, if PharmaEssentia sells a Licensed Product to an Affiliate or sublicensee for resale, then the Net Sales calculation shall based on the higher of (i) the amount invoiced PharmaEssentia to such Affiliate or sublicensee or (ii) the amount invoiced by such Affiliate or sublicensee to the Third Parties on the resale of such Licensed Product. For purposes of this Agreement, “sale” shall not include transfers or other distributions or dispositions of a Licensed Product, at no charge, for regulatory purposes, clinical trials, samples, free products or in connection with patient assistance programs or other charitable purposes or to physicians or hospitals for promotional purposes. A Licensed Product shall be considered “sold” only when billed or invoiced.

1.46 “Ongoing Clinical Studies” means Clinical Studies with enrolled patients that are in the process of being conducted. For the avoidance of doubt, this does not include Clinical Studies where no patient dosing has occurred.

1.47 “Oratecan” means any oral dosage, chemotherapy drug that contains the Compound and Irinotecan as active pharmaceutical ingredients.

1.48 “Oraxol” means any oral dosage, chemotherapy drug that contains the Compound and Paclitaxel as active pharmaceutical ingredients.

1.49 “Party” means Kinex or PharmaEssentia, as the context may require.

1.50 “Parties’ Patent Rights” has the meaning set forth in Section 6.3(a).

1.51 “Patent Rights” means any patents, patent applications, certificates of invention, or applications for certificates of invention and any supplemental protection certificates, together with any extensions, registrations, confirmations, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations or renewals thereof that claim or cover the Compound, any Licensed Product or any Improvement, including methods of development, manufacture, formulation, preparation, presentation, means of delivery or administration, dosage, packaging, sale or use thereof.

1.52 “PharmaEssentia Indemnified Parties” has the meaning set forth in Section 9.1.

1.53 “PharmaEssentia Know-How” means all Know-How that are owned or Controlled by PharmaEssentia as of the Effective Date and during the Agreement Term.

1.54 “PharmaEssentia Patent Rights” means all Patent Rights that are owned or Controlled by PharmaEssentia as of the Effective Date and during the Agreement Term, including as provided in Section 6.1.

1.55 “Phase I Clinical Study(ies)” means a Clinical Study that is intended to initially evaluate the safety or pharmacological effect of a Licensed Product in the Field in subjects or that would otherwise satisfy requirements of 21 CFR 312.2(a), or its foreign equivalent.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

1.56 “Phase II Clinical Study(ies)” means a Clinical Study that is intended to initially evaluate the effectiveness of a Licensed Product in the Field in subjects or that would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent.

1.57 “Phase III Clinical Study(ies)” means a pivotal Clinical Study, the results of which could be used to establish safety and efficacy of a Licensed Product in the Field as a basis for Regulatory Approval or that would otherwise satisfy requirements of (i) 21 CFR 312.21(c) or its foreign equivalent or (ii) 21 CFR 505(b)(2) or its foreign equivalent.

1.58 “Prime Rate” means the rate announced from time to time by HSBC Bank, N.A. as its “prime rate” in New York, New York USA which is the base rate upon which other rates charged at such bank are based, and is the best rate available to premium customers at such bank.

1.59 “Product Label(ing)” shall have the same meaning as defined in the Act and as interpreted by the Regulatory Authority in each country in the Territory.

1.60 “Proprietary Information” means any and all scientific, clinical, technological, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is provided by that Party to the other Party in connection with this Agreement, and shall include Kinex Know-How and PharmaEssentia Know-How, as applicable, and the Data.

1.61 “Purchase Invoice Price” means the cost to purchase Licensed Products based on invoices to PharmaEssentia, its Affiliates and sublicensees from the manufacturer (including trade discounts, rebates, trade allowance and excluding shipping costs, taxes and insurance).

1.62 “Regulatory Approval” means approval by the relevant Regulatory Authority of an NDA or other Drug Approval Application, health registration, common technical document, regulatory submission, notice of compliance and any other license or permit required to be approved for the supply, manufacture, use, storage, distribution, import, export, transport, promotion, marketing and sale of a Licensed Product in a country, region or other regulatory jurisdiction.

1.63 “Regulatory Authority” means any governmental authority in a country, region or other regulatory jurisdiction that regulates the supply, manufacture, use, storage, distribution, import, export, transport, promotion, marketing and sale of a Licensed Product.

1.64 “Sales Invoice Price” means the sales price invoiced by PharmaEssentia or its Affiliates or sublicensees to Third Parties for a Licensed Product.

1.65 “SEC” means the United States Securities and Exchange Commission and any successor agency having substantially the same functions.

1.66 “Substantial Level Generic Competition” shall be deemed to exist for a Licensed Product in a particular country as of any date if, during the two (2) immediately preceding Calendar Years, (a) Generic Products have a market share in the applicable country of at least sixty percent (60%) of the then combined unit volume of the applicable Licensed Product and

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Generic Products, or (b) at least one Generic Product is commercially introduced in such country and Net Sales of the applicable Licensed Product by PharmaEssentia in the applicable country decrease by at least sixty percent (60%) with each of (a) and (b) measured as an average taken over such two (2) Calendar Years and compared to the Calendar Year immediately preceding the beginning of such two (2) Calendar Year period.

1.67 “Territory” means Taiwan and Singapore. All other countries are expressly excluded and retained by Kinex.

1.68 “Third Party(ies)” means a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.69 “Trademark” means the trademark(s) for which either Party has sought registration and all related service marks, domain names and other trademark related rights that are necessary or useful for the Development or Commercialization of the Licensed Products in the Field.

1.70 “Valid Claim” means any claim in an active patent application or issued in an unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction following exhaustion of all possible appeal processes, and which has not been admitted to be invalid or unenforceable through reissue, reexamination or disclaimer and has not been terminated for failure to pay maintenance fees.

ARTICLE 2

GRANT OF RIGHTS

2.1 Grants by Kinex. Subject to the terms and conditions of this Agreement, Kinex hereby grants to PharmaEssentia (a) an exclusive right and license throughout the Territory (and with the right to grant sublicenses, with the prior written permission of Kinex which consent may not be unreasonably withheld) in and to the Kinex Intellectual Property, to develop, label, package, import, export, promote, distribute, make, use, sell, offer for sale, register, commercialize and otherwise exploit the Licensed Product(s) in the Field, and (b) a non-exclusive right to manufacture, and to have an Affiliate or Third Party manufacture, the Compounds in the Territory but solely for use in the Licensed Products and for the purposes listed in 2.1(a) in the Territory; provided, however, that, notwithstanding the exclusive rights granted to PharmaEssentia hereunder, Kinex shall retain the right to use the Kinex Intellectual Property in the Territory other than for the promotion, distribution, sale, offer for sale, registration, or commercialization of Licensed Product(s) in the Field. Any Affiliates of PharmaEssentia exercising any rights of PharmaEssentia under this Agreement shall be located within the Territory; provided, however, that PharmaEssentia may use Affiliates or Third Parties located outside the Territory to assist in the development of the Licensed Products with the prior written consent of Kinex which consent may not be unreasonably withheld. With respect to sales to Third Party distributors or other parties purchasing Licensed Product for resale, PharmaEssentia shall use Commercially Reasonable Efforts to restrict such resales within the Territory, to the extent permitted by law.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

A prior written approval of Kinex is required if PharmaEssentia will have a Third Party manufacture the Compound or Licensed Product(s) in the Territory; provided, however, that Kinex shall, upon a written request from PharmaEssentia, provide PharmaEssentia with the information on, access to, and/or assist with the execution by PharmaEssentia of agreements with, one or more manufacturers used by Kinex to manufacture the Licensed Products, and any and all such manufacturers shall be deemed to have been approved by Kinex for use by PharmaEssentia. If Kinex manufactures the Licensed Products internally, it shall, upon a written request from PharmaEssentia, manufacture the Licensed Products for PharmaEssentia and sell to PharmaEssentia at prices comparable to the price which would be charged by a Third Party manufacturer in the country of manufacture by Kinex.

2.2 Retained Rights; No Implied Licenses. All rights not specifically granted to PharmaEssentia under this Agreement are reserved and retained by Kinex. Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to either Party, to or in respect of any product, patent, trademark, Proprietary Information, trade secret or other data or any other Intellectual Property of the other Party, except as set forth under this Agreement. Kinex expressly reserves and retains the right to develop or manufacture Licensed Products within the Territory for sale outside the Territory.

2.3 Second Right of Negotiation. While Hanmi has exclusively licensed Kinex to Development and Commercialize Oraxol and/or Oratecan in the Mainland China, Kinex must offer Hanmi a right of first negotiations for Hanmi to purchase back such right under certain circumstances (“First Right”) as set forth in a License Agreement entered into by and between Hanmi and Kinex dated June 28, 2013. Kinex hereby grants to PharmaEssentia the right to obtain a sublicense from Kinex for the Development and Commercialization of Oraxol and/or Oratecan in the Mainland China if and when Hanmi waives the First Right or the period for it to exercise the First Right expires (“Second Right”). If Hanmi waives the First Right or does not exercise the First Right when the period expires, Kinex shall notify PharmaEssentia in writing of the same. PharmaEssentia shall have five (5) days to deliver a written notice to Kinex of its intent to enter into negotiations to obtain a sublicense from for the Development and Commercialization of Oraxol and/or Oratecan as applicable in the Mainland China. If the Parties fail to reach a consensus on the sublicense terms and conditions within forty-five (45) days after PharmaEssentia’s receipt of Kinex’s written notification regarding the waiver or expiry of the First Right, then Kinex shall be free to Develop and Commercialize Oraxol and/or Oratecan as applicable by itself or sublicense a Third Party to do so in the Mainland China.

ARTICLE 3

INFORMATION TRANSFER; DEVELOPMENT AND COMMERCIALIZATION;

REGULATORY MATTERS

3.1 Information and Transfer of Kinex Intellectual Property. As soon as practicable, but in no event later than forty-five (45) days after the Effective Date, Kinex shall disclose and deliver to PharmaEssentia electronic copies (or, upon PharmaEssentia ‘s written request, hard copy of the originals) in the English language of all Data necessary for and/or related to the Development and/or Commercialization in the Territory. In addition to the foregoing, Kinex shall provide PharmaEssentia with such assistance as PharmaEssentia may reasonably request in

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

writing (at PharmaEssentia’s cost and expenses) in connection with the foregoing disclosures, including making available, at PharmaEssentia’s place of business (or such other location as the Parties may mutually agree upon), the assistance of such persons that were involved with the Kinex Intellectual Property.

3.2 Development and Commercialization.

(a) General. PharmaEssentia shall be responsible for and shall itself, or through its Affiliates or Third Parties, conduct Development and Commercialization in the Territory in the Field during the term of this Agreement. Within 60 days after the Effective Date, PharmaEssentia shall prepare a draft plan and budget (in English) for Development and Commercialization in each of the countries within the Territory and submit such draft plan to the Steering Committee (as defined in Section 3.4) which will agree on and oversee the plan for Development and Commercialization (the “Development Plan”) during the term of this Agreement. If PharmaEssentia fails to (i) file an IND with the Taiwan Regulatory Authority within six months after Kinex provides it with the IND that Kinex has filed with the United States Regulatory Authority, (ii) assuming that a 505b2 strategy is allowed by Taiwan FDA, enrollment of at least forty (40) patients for the Oraxol program within eighteen (18) months after IND is allowed by the Taiwan FDA, (iii) assuming that a 505b2 strategy is allowed, enrollment of at least forty (40) patients for the Oratecan program within 18 months after the IND for Oratecan is allowed by the Taiwan FDA, and (iv) file an application for a Free Sale Certificate within three (3) months after the approval of an NDA for each Licensed Product, all rights and licenses under this Agreement shall immediately terminate, provided, however, Kinex shall grant a six month extension on any of the foregoing timelines at the reasonable written request of PharmaEssentia prior to any termination of this Agreement.

(b) Summary Reports. Within ninety (90) days of the end of the first Calendar Year (i.e., 2014) following the Effective Date and each year thereafter during the term of this Agreement, PharmaEssentia shall provide Kinex with a written summary of Development and Commercialization undertaken on a country by country basis during the then current Calendar Year consistent with written reports issued by PharmaEssentia in the ordinary course of its business.

(c) Clinical Studies. PharmaEssentia will be responsible for, and conduct and administer at its sole cost and expense, all the studies required for Regulatory Approval in each of countries within the Territory. Notwithstanding the foregoing, if a Phase 1 study is required by Taiwan FDA (instead of a direct 505b2 approach), Kinex shall reimburse PharmaEssentia for all Third Party costs and expense incurred by PharmaEssentia for up to sixteen (16) patients in connection with the conduct of any Phase I Clinical Study required by the Taiwan Regulatory Authority for the first IND filed with the Taiwan Regulatory Authority. Specifically, PharmaEssentia will:

(i) conduct all Clinical Studies in the Territory for both Oraxol and Oratecan in support of the clinical strategy under the Development Plan; and

(ii) participate in the Phase III Studies for Oraxol and Oratecan in such a manner in conjunction with Kinex which will support PharmaEssentia’s application for the Regulatory Approval of Licensed Product in each of the countries within the Territory.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Any failure to comply with the foregoing will be considered a breach of this Agreement.

(d) Referencing Data. The Data and results of any Clinical Studies or other studies conducted by a Party or its ex-Territory partners shall be made available to the other Party for referencing at no cost to the requesting Party for the Regulatory Approval filing purposes, and each Party hereby grants to the other Party a right to use such Data for the Development and Commercialization of the Compounds and Licensed Products, provided, however, that with respect to the right granted to PharmaEssentia, such right shall be limited to the Development and Commercialization of the Compounds and the Licensed Products in the Field in the Territory. Each Party shall make such Data and results of any Clinical Studies available to the other Party in the English language within forty-five (45) days of receipt of such Data or results of any Clinical Studies.

(e) Payment of Development and Commercialization Costs. PharmaEssentia shall be responsible for all costs associated with the Development and Commercialization of the Licensed Products in the Territory. Notwithstanding the generality of the foregoing, (i) PharmaEssentia shall reimburse Kinex for the direct costs incurred by Kinex in carrying out any Development within the Territory that has been authorized or approved in writing in advance by PharmaEssentia and is for the benefits of PharmaEssentia, and (ii) Kinex shall be responsible for all costs associated with the issuance of a Free Sale Certificate by the Regulatory Authority of Taiwan after the Regulatory Approval.

(f) Records. Under this Agreement, PharmaEssentia shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and in accordance with good industry practice, which shall be complete and accurate in all material respects and shall fully and properly reflect all work done and results achieved, including all Know-How and including individual case report forms, in the form required by applicable Laws.

(g) Promotional Materials and Activities. PharmaEssentia shall create and develop the advertising and promotional materials for the Licensed Products in the Territory with the written approval of Kinex (which shall not be unreasonably withheld). As the holder of the Regulatory Approvals in the Territory, PharmaEssentia shall be responsible for all submissions and interactions with the Regulatory Authorities regarding the Licensed Product-related promotional materials that require the Regulatory Approval.

(h) Ownership of Copyrights and Trademarks. Kinex retains all rights to establish a global brand for each of the Licensed Products and shall own all Copyrights and Trademarks for the Licensed Products in the Territory; provided, however, that Kinex shall grant PharmaEssentia to use such Copyrights and Trademarks to Develop and Commercialize the Licensed Products in the Territory free of charge, unless otherwise provided for in this Agreement. PharmaEssentia shall be responsible for searching, clearing and filing applications for registration of all such Trademarks at its sole cost in accordance with Kinex’s global branding strategy. Kinex shall execute all documents and take all actions as are reasonably requested in writing by PharmaEssentia with respect to such filings and registrations.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(i) Sales of Licensed Products. All sales of the Licensed Products shall be made, recorded, invoiced and collected by PharmaEssentia. All terms regarding the Licensed Product sales, including terms respecting credit, pricing, cash discounts, rebates, chargebacks, bad debt write-offs, and other fees and charges, and returns and allowances shall be set solely by PharmaEssentia.

(j) Compliance with Laws. PharmaEssentia shall in all material respects comply with all applicable laws and applicable guidelines concerning the advertising, sales and marketing of prescription drug products in Commercializing the Licensed Products in the Territory, including without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and any applicable local anti-bribery laws. PharmaEssentia represents and warrants to Kinex that, (i) as of the Effective Date, PharmaEssentia and its Affiliates have a system of internal accounting controls in place that are sufficient to provide reasonable assurances of compliance as required by the FCPA, and (ii) PharmaEssentia shall obligate its Affiliates that engage in the Development or Commercialization of the Licensed Products to do the same; to bring any non-compliance therewith (should it ever occur) to PharmaEssentia’s attention; and to promptly remedy any such non-compliance. PharmaEssentia and its Affiliates shall maintain such procedures throughout the term of this Agreement and shall promptly notify Kinex in writing with respect to any material non-compliance (other than non-compliance of the FCPA which shall be without regard to materiality) regarding the Commercialization of the Licensed Products.

(k) Supply of Licensed Product. Kinex shall supply PharmaEssentia free of charge, in accordance with regulatory requirements and as requested in writing by PharmaEssentia, the Licensed Products that are sufficient for the Clinical Studies (up to 80 patients) in the Territory.

3.3 Regulatory Matters.

(a) PharmaEssentia’s Responsibility.

From and after the Effective Date, PharmaEssentia shall:

(i) have sole authority and responsibility for the timely preparation, filing and prosecution of all filings, submissions, authorizations or approvals with the Regulatory Authorities, and shall own and control all such filings, submissions, authorizations and approvals, including any IND, NDA or other Drug Approval Application in the Territory; and provide Kinex with copies of all such filings, submissions, authorizations and approvals upon reasonable written request of Kinex, at PharmaEssentia’s sole cost and expense.

(ii) be the primary contact with each Regulatory Authority in the Territory and solely responsible for all communications with each Regulatory Authority that relate to any IND, NDA, or other Drug Approval Application in the Territory, provided, however, that upon the reasonable written request of PharmaEssentia, Kinex shall provide

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

appropriate personnel to participate in discussions with a Regulatory Authority, at PharmaEssentia’s cost and expense, regarding the regulatory review process and shall assist and advise PharmaEssentia in and on the application for the Regulatory Approval.

(iii) from and after receipt of each Regulatory Approval, have the exclusive authority and responsibility to submit all reports or amendments necessary to maintain the Regulatory Approvals and seek revisions of the conditions of each such Regulatory Approval in the Territory, if necessary, and keep Kinex informed of any such actions, and have the sole authority and responsibility to seek and/or obtain any necessary approvals of any Product Label, or prescribing information, package inserts, monographs and packaging used in connection with any Licensed Product, as well as promotional material used in connection with any Licensed Product, and determine whether the same requires Regulatory Approval in the Territory.

(iv) with respect to each Licensed Product, be responsible to obtain and provide to Kinex, at Kinex’s cost and expense, a Certificate of Pharmaceutical Product from the Regulatory Authority in the Territory, after Kinex has obtained the Regulatory Approval for the Commercialization of the applicable Licensed Product in any countries outside the Territory, including the responsibility to prepare and submit all applications and other filings to the Regulatory Authority, and be the primary contact for communications with such Regulatory Authority.

(b) Regulatory Cooperation. Each Party is responsible concerning adverse drug reactions, safety information and compliance with regulatory requirements. PharmaEssentia is responsible for providing any such data to Kinex that is required by the United States Regulatory Authority. The Parties hereby agree that they will each make Commercially Reasonable Efforts in coordinating their respective regulatory, Development and Commercialization efforts.

(c) Pharmocovigilence. During the term of this Agreement, each of the Parties will notify appropriate Regulatory Authorities in accordance with applicable law, and the other Party, promptly after receipt of information with respect to any serious adverse event (as defined by the ICH Harmonized Tripartite Guideline on Clinical Safety Data Management), directly or indirectly attributable to the use or application of any Compound or Licensed Product.

(d) Product Recalls. If any Regulatory Authority having jurisdiction in the Territory requests to recall a Licensed Product due to a defect in the manufacture, processing, packaging or labeling of such Licensed Product or for any other reason, PharmaEssentia shall immediately notify Kinex. PharmaEssentia shall have the sole right and responsibility, at its expense, to initiate all recall procedures required or requested by such Regulatory Agency. PharmaEssentia shall be responsible, at its expense, for carrying out any such recall as expeditiously as possible and in such a way in order to cause the least disruption to the sales of the Licensed Product and preserve the goodwill and reputation of PharmaEssentia and Kinex. PharmaEssentia agrees to maintain the appropriate record and procedures to permit the recall of the Licensed Product.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

3.4 Appointment and Administration of Steering Committee

(a) As soon as practicable after the execution of this Agreement and in no event later than thirty (30) days after the Effective Date, the Parties will establish a four (4) person steering committee to oversee and review the Development and Commercialization of the Products in the Territory, which will include two (2) representatives appointed by PharmaEssentia and two (2) appointed by Kinex (the “Steering Committee”) and be chaired by one of the representatives of PharmaEssentia. All actions, decisions and approvals of the Steering Committee shall be unanimous. The representatives appointed by each Party shall include at least a senior officer of such Party who is either (i) responsible for product development, or (ii) has substantial experience in product development for similar products who is acceptable to the other Party. Each Party, at its sole discretion, may at any time during the term of this Agreement replace any representative it has appointed upon prior written notice to the other Party. Each Party shall procure its respective representatives to attend all meetings of the Steering Committee. Each Party will bear the travel and out-of-pocket expenses incurred by its representatives in connection with the Steering Committee’s meetings.

(b) The Steering Committee will meet at least once every Calendar Quarter on the dates and at times and places as agreed in writing by the Parties. The Steering Committee may also convene or be polled or consulted from time to time by means of telecommunications, video conferences or correspondence, as deemed by the Parties to be necessary or appropriate.

(c) If there is a disagreement within the Steering Committee, the members of the Steering Committee shall promptly present the disagreement to the executive of each of PharmaEssentia and Kinex who has the principal responsibility for his respective company’s work under this Agreement. Once informed, such executives shall meet to discuss each Party’s view and to explain the basis for such disagreement. If such executives are unable to resolve such dispute with thirty (30) days of such meeting, then (i) such dispute shall be submitted to a panel of three independent experts agreed upon by PharmaEssentia and Kinex if it is a clinical dispute, (ii) such dispute shall be submitted to arbitration if it involves the interpretation or enforcement of this Agreement, (iii) for all disputes not covered by (i) or (ii) that are applicable only to issues in the Territory, then PharmaEssentia’s decision will be final and binding or (iv) for all disputes not covered by (i) or (ii) that are applicable to issues both within and outside the Territory, then Kinex’s decision will be final and binding.. Any arbitration shall be conducted in English in Hong Kong in accordance with commercial arbitration rules of the International Chamber of Commerce.

(d) The Steering Committee will have the authority to approve (i) the Development Plan and any amendment thereto, (ii) the protocols for Clinical Trials of the Licensed Products (including patient selection), (iii) any and all contracts relating to the Development of the Licensed Product, (iv) the formulation used in respect of the Licensed Product, and (v) any and all contracts relating to the Commercialization of Licensed Product.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 4

PAYMENTS AND STATEMENTS

4.1 Milestone Fees. In consideration of the rights granted by Kinex hereunder, PharmaEssentia shall pay Kinex the following milestone fees, contingent upon occurrence of the specified events, with each milestone fee to be paid no more than once with respect to the achievement of the relevant milestone event:

(a)	Effective Date	US$50,000

(b)	Initiation anywhere in the Territory of 505b2 strategy registration studies or one Phase III Clinical Study for the regular NDA approval process	US$***

(c)	Filing of an NDA for the Regulatory Approval for Oraxol in any country in the Territory	US$***

(d)	Filing of an NDA for the Regulatory Approval for Oratecan in any country in the Territory	US$***

(e)	Regulatory Approval of all the Licensed Products in the Territory	US$***

Except that the first milestone fee in US$50,000 shall be paid on the Effective Date, all the other milestone fees shall be paid by PharmaEssentia within sixty (60) days after the achievement of the relevant milestone event. Once a milestone event occurs, all the earlier milestones events will be deemed to have occurred, and any payment for such earlier milestones shall be due and payable to the extent they have not already been paid. If Phase III Clinical Study is required by the Taiwan Regulatory Authority for Oraxol for the regular NDA registration process, the payment for the Regulatory Approval for the first Licensed Product (Milestone) will be reduced by 50%, i.e to USD ***.

4.2 Incentive Payments. To provide incentive to PharmaEssentia to achieve the milestone events set forth in this Agreement, Kinex shall pay to PharmaEssentia:

(a) US$*** if PharmaEssentia completes Phase II or 505b2 studies Clinical Studies for at least eighty (80) patients within thirty (30) months following the Effective Date; and

(b) US$*** if a Free Sale Certificate is issued by the Taiwan Regulatory Authority within 12 months of the Regulatory Approval in Taiwan (the amounts stated in (a) and (b) above, collectively referred to as “Incentive Payments”).

Kinex shall pay PharmaEssentia the Incentive Payment(s) within ninety (90) days of the occurrence of the relevant milestone event(s).

4.3 Royalties.

(a) In consideration of the rights granted by Kinex hereunder, in addition to the milestone fees stipulated under Section 4.1 above, PharmaEssentia shall pay Kinex an annual royalty equivalent to ***% of the aggregate Net Sales generated in any Calendar Year (“Royalties”).

(b) The royalty rate set forth above shall be reduced to ***% for any Licensed Product sold in any country in which the Generic Competition exists for such Licensed Product; and shall be reduced to zero (0) if the Substantial Level Generic Competition exists for such Licensed Product in a country.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(c) If PharmaEssentia does not manufacture the Licensed Products and PharmaEssentia’s Purchase Invoice Price exceeds the following percentages of Sales Invoice Price for all Licensed Products invoiced during any Calendar Quarter by PharmaEssentia, its Affiliates and sublicensees, then the ***% royalty rate set forth in (a) above shall be reduced for such Calendar Quarter as follows:

(i) If the Purchase Invoice Price exceeds ***% of the Sales Invoice Price on the first US$1M of Net Sales for the relevant Calendar Year, the royalty rate will be reduced by a percentage calculated as ***% minus the percentage by which the Purchase Invoice Price exceeds ***% of the Sales Invoice Price; and

(ii) With respect to all annual Net Sales in excess of US$1M, if the Purchase Invoice Price exceeds ***% of the Sales Invoice Price, the royalty rate will be reduced by a percentage calculated as ***% minus the percentage by which the Purchase Invoice Price exceeds ***% of the Sales Invoice Price.

The quantity of the Licensed Products that should be included in the calculation of the Purchase Invoice Price for the applicable Calendar Quarter shall be equal to the quantity of the Licensed Products included in the calculation of the Sales Invoice Price for the applicable Calendar Quarter. Inventory of the Licensed Products held by PharmaEssentia shall be included in any calculation for purposes of this Section on a FIFO basis (first in first out).

If the Purchase Invoice Price exceeds 20% of the Sales Invoice Price for any Calendar Quarter during the first five years of the Net Sales, Kinex shall have the option to terminate this Agreement upon written notice to PharmaEssentia and payment to PharmaEssentia of an amount equal to all milestone fees previously paid by PharmaEssentia to Kinex minus all Incentive Payments previously paid by Kinex to PharmaEssentia.

4.4 Royalty Reports and Payments.

(a) Royalty Payments. Within sixty (60) days following the end of each Calendar Quarter that Royalties are payable by PharmaEssentia to Kinex, PharmaEssentia shall submit to Kinex a written report containing, with respect to such Calendar Quarter and for the then-current Calendar Year through the end of such Calendar Quarter, an accounting on a country-by-country basis of gross sales, Net Sales of PharmaEssentia, its Affiliates and sublicensees, Purchase Invoice Price, Sales Invoice Price, and Royalties, payable in accordance with Section 4.3(a) to (c) for such Calendar Quarter, with a breakdown of all deductions taken in any such calculations, in accordance with the definition of “Net Sales”. Any conversion to United States Dollars shall be calculated in accordance with Section 4.5(c). In the event of any royalty reduction during any Calendar Quarter due to Generic Competition in any country in the Territory, the report for such Calendar Quarter shall also show the basis for the determination of such Generic Competition. Royalties shown to have accrued by each report shall be due and payable within thirty (30) days from the date on which such report is due.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(b) PharmaEssentia shall continue to furnish Kinex a written report on a country-by-country basis for the next four Calendar Quarters after Royalties are no longer payable in a country within thirty (30) days following the date on which the Royalties would have become due, and shall state the basis for PharmaEssentia’s exemption of the Royalties. PharmaEssentia shall thereafter have no further obligation to include in a report the Net Sales of such Licensed Product in such country for purposes of the royalty calculation for any Calendar Quarter. This obligation shall survive the termination or expiration of this Agreement.

(c) Each Party shall keep and shall require its Affiliates and sublicensees to keep complete and accurate records in sufficient detail to permit accurate determination of all amounts and calculation and verification of all payment obligations set forth in this Article 4 for a period of 36 months from the end of the relevant Calendar Quarter.

4.5 General Payment Provisions.

(a) Payment Method. All payments under this Agreement shall be made in United States Dollars by bank wire transfer in immediately available funds to an account designated by each of Kinex and PharmaEssentia, as applicable.

(b) Withholding Taxes. With respect to the milestone fees, PharmaEssentia shall act as the tax agent of Kinex and make all required withholding or other tax payments to, and file all appropriate tax form with, the Taiwanese taxing authority(ies) at Kinex’s expense.

With respect to all other payments under this Agreement, the payor may deduct the amount of any taxes imposed on the payee which are required to be withheld or collected by the payor, its Affiliates or sublicensees under the laws, rules or regulations of any country on amounts owing hereunder. Any such taxes required to be withheld or collected shall be an expense of the payee.

The payee shall provide the payor any tax forms that may be reasonably necessary in order for the payor to not withhold tax or to withhold tax at a reduced rate, and the payor shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, if permitted by law. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable laws, of withholding taxes, value added taxes, and similar obligations resulting form payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. If the payor, its Affiliates or sublicensees pays such withholding taxes to the appropriate governmental authority on behalf of the payee, the payor shall deliver to the payee the proof of payment of such taxes as soon as possible.

(c) Currency Exchange. For purposes of computing the Royalties, the Net Sales shall be converted to United States Dollars using the year-to-date average rate of exchange for United States Dollars used by PharmaEssentia for its internal financial accounting purposes; provided, however, that if for any reason conversion into United States Dollars cannot be made in a country in the Territory, then notwithstanding the provisions of Section 4.5(a), payment may be made in the currency of such country by deposit in the name of Kinex in a bank account designated by Kinex in such country.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(d) Except as otherwise defined herein, all financial calculations by either Party under this Agreement shall be in accordance with IFRS. In addition, all calculations shall give pro rata effect and be proportionally adjusted (by giving effect to the number of applicable days in such Calendar Quarter).

4.6 Audits. Upon the written request of Kinex, PharmaEssentia shall permit an independent certified public accounting firm of recognized standing, selected by Kinex and reasonably acceptable by PharmaEssentia (provided that such accounting firm shall not be retained or compensated on a contingency basis and shall have entered into a confidentiality agreement with PharmaEssentia in form and substance reasonably satisfactory to PharmaEssentia), to have access not more than once in any Calendar Year, during normal business hours, to such of the records of PharmaEssentia as may be reasonably necessary to verify the accuracy of the reports under Section 4.4 hereof for any Calendar Year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Kinex whether the reports are correct or incorrect, the specific details concerning any discrepancies (including the accuracy of the calculation of Net Sales and the resulting effect of such calculations on the amounts payable by PharmaEssentia under this Agreement), and such other information that should properly be contained in a report required under this Agreement (the “Audit Report”)

(a) If such accounting firm concludes that additional amounts were owed for such Calendar Year, and PharmaEssentia agrees in writing with such conclusion, then the PharmaEssentia shall pay the additional payments, together with interest at the Prime Rate on the amount of such additional payments, within thirty (30) days of the date on which Kinex delivers the Audit Report to PharmaEssentia. If such accounting firm concludes that amounts were overpaid by PharmaEssentia during such Calendar Year, Kinex shall refund PharmaEssentia the amount of such overpayment, together with interest at the Prime Rate on the amount of such overpayment, within thirty (30) days of the date on which Kinex delivers the Audit Report to PharmaEssentia. The fees charged by such accounting firm shall be paid by Kinex; provided, however, that if the underpayment exceeds five percent (5%), then the fees and expenses of the accounting firm shall be paid by PharmaEssentia.

(b) Upon the expiration of twenty-four (24) months following the end of any Calendar Year for which PharmaEssentia or Kinex has made payment in full of amounts payable with respect to such year, and in the absence of negligence or willful misconduct of PharmaEssentia or Kinex or a contrary finding by an accounting firm pursuant to Section 4.6(a), such calculation shall be binding and conclusive upon PharmaEssentia and Kinex, and PharmaEssentia or Kinex, as applicable, shall be released from any liability or accountability with respect to royalties or other payments for such year.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 General Representations. Each Party hereby represents and warrants to the other Party as follows:

(a) Such Party is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement;

(b) The execution, delivery and performance by such Party of this Agreement has been duly authorized by all necessary corporate action and do not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws; or (ii) conflict with or constitute a default under any other agreement to which such Party is a party;

(c) This Agreement has been duly executed and is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law;

(d) Such Party is not under any obligation to any person or entity, contractual or otherwise, that is in conflict with the terms of this Agreement, nor shall such Party undertake any such obligation during the Agreement Term;

(e) Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement, and to otherwise perform such Party’s obligations under this Agreement;

(f) Neither Party, nor any of its Affiliates, are a party to, or are otherwise bound by, any oral or written contract that will result in any person or entity obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any of such Party’s or the other Party’s rights under this Agreement, other than those restrictions under Hanmi License as expressly stated in this Agreement; and

(g) Such Party shall perform its obligations hereunder in accordance with all applicable Laws.

5.2 Additional Representations and Warranties of Kinex. Kinex represents and warrants to PharmaEssentia that:

(a) As of the Effective Date in the Territory, to the knowledge of Kinex, (i) there is no Third Party infringement of any of the Kinex Intellectual Property; and (ii) the Kinex Intellectual Property is in full force where filed; (iii) the Kinex Patent Rights where filed are not subject to any pending or threatened re-examination, re-issue, opposition, interference, challenge, litigation proceeding or other claim, and (iv) Kinex has only filed or prosecuted patent applications with respect to the Kinex Intellectual Property in the countries in the Territory as set forth on Schedule 1.2 to this Agreement;

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(b) To the knowledge of Kinex, Kinex has not committed any act, or omitted to commit any act, that may cause the Kinex Patent Rights where filed to expire prematurely or be declared invalid or unenforceable, or that stops Kinex from enforcing the Kinex Patent Rights where filed against any Third Party;

(c) As of the Effective Date in the Territory, (i) Kinex has the right to use and disclose and enable PharmaEssentia to use and disclose (in each case under appropriate conditions of confidentiality) the Kinex Know-How; and (ii) the Kinex Intellectual Property is not subject to any encumbrance, lien, license or claim of ownership by any Third Party in the Territory, other than those under Hanmi License;

(d) Kinex shall not assign, transfer, encumber or grant rights in or with respect to the Kinex Intellectual Property inconsistent with the rights granted to PharmaEssentia under this Agreement; and

(e) The Data and information provided to PharmaEssentia or its Affiliates prior to the Effective Date relating to pre-clinical studies in the Field related to Compound has been accurate in all respects to the knowledge of Kinex and Kinex has not knowingly made any misrepresentation or omission in connection with such Data and information. Kinex has also provided PharmaEssentia or its Affiliates with access to summaries of all adverse events known to Kinex relating to the Compound.

5.3 Additional Representations and Warranties of PharmaEssentia. PharmaEssentia represents and warrants to Kinex that:

(a) PharmaEssentia shall not assign, transfer, encumber or grant rights in or with respect to the PharmaEssentia Intellectual Property inconsistent with the rights granted to Kinex under this Agreement.

ARTICLE 6

PATENT MATTERS

6.1 Ownership of Inventions.

(a) Except as otherwise provided in and subject to the terms of this Agreement:

(i) Kinex shall have and retain all right, title and interest in or Control over, as applicable, all Intellectual Property (and Patent Rights arising thereunder) existing, owned or Controlled by it on the Effective Date, subject to the licenses and other rights granted to PharmaEssentia under this Agreement. Kinex will also have all right, title and interest in or Control over all Intellectual Property (and Patent Rights arising thereunder) which is discovered, made, first conceived, reduced to practice or generated solely by its employees and/or agents as a result of the Development that are necessary or useful for the Development and/or Commercialization of the licensed Products; provided, however, during the term of this Agreement, PharmaEssentia shall have the right to use and sublicense such Intellectual Property, free of charge, with respect to the Licensed Products in the Territory.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(ii) PharmaEssentia shall have and retain all right, title and interest in or Control over all Intellectual Property (and Patent Rights arising thereunder; “PharmaEssentia Patent Rights”) which is discovered, made, first conceived, reduced to practice or generated solely by its employees, agents and/or other persons as a result of the Development that are necessary or useful for the Development or Commercialization of the Licensed Products; provided, however, during the term of this Agreement, Kinex shall have the right to use and sublicense such Intellectual Property, free of charge, in relation to any products containing the Compound (or any other compound for oral dosage) as an active pharmaceutical ingredient within and outside the Territory other than for the Licensed Products within the Territory.

(iii) Any Intellectual Property (and Patent Rights arising thereunder) which is discovered, made, first conceived, reduced to practice or generated jointly by the Parties shall be jointly owned by the Parties. PharmaEssentia shall have the right to use and sublicense such Intellectual Property, free of charge, with respect to the Licensed Products in the Territory. Kinex shall have the right to use and sublicense such Intellectual Property, free of charge, in relation to any products containing the Compound (or any other compound for oral dosage) as an active pharmaceutical ingredient within and outside the Territory other than for the Licensed Products within the Territory during the term of this Agreement and thereafter Kinex shall also be able to use and sublicense such Intellectual Property for the Licensed Products within the Territory.

(b) Employees and Agents. Each of Kinex and PharmaEssentia shall require all of its and its Affiliates’ employees to assign all inventions and corresponding patent applications that are discovered, made, first conceived, reduced to practice or generated by such employees for the performance of this Agreement to Kinex or PharmaEssentia according to the ownership principles described in Section 6.1(a). Each Party shall use Commercially Reasonable Efforts to require any Third Parties working on any Clinical Study or any Development or who receive materials relating to the Licensed Product or Know-How from a Party, to assign ownership or grant a sublicenseable exclusive license on a fully paid-up, royalty-free basis to all inventions and corresponding Patent Rights that are developed, made or conceived by such Third parties for the performance of this Agreement to Kinex or PharmaEssentia according to the ownership principles described in Section 6.1(a).

6.2 Maintenance and Prosecution.

(a) Kinex Patent Rights. Kinex shall have the right to file, prosecute and maintain the Kinex Patent Rights in Kinex’s name within and outside the Territory, using patent counsel selected by Kinex and shall be responsible for the payment of all patent prosecution and maintenance costs. Kinex will inform PharmaEssentia on the patent applications in the Territory. As of the Effective Date, Kinex is the exclusive licensee under Hanmi License of the patents and patent applications set forth in Schedule 1.2 to this Agreement. If Kinex elects not to prosecute or maintain a patent application or patent included in the Kinex Patent Rights in the Territory, it shall provide PharmaEssentia with no less than forty-five (45) days’ written advance notice sufficient to avoid any loss or forfeiture, and, subject to Kinex’s written consent, PharmaEssentia shall then have the right, but not the obligation, at its sole expense, to maintain such Patent Rights in its name in the Territory.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(b) PharmaEssentia Patent Rights. PharmaEssentia shall have the right to file, prosecute and maintain the PharmaEssentia Patent Rights in PharmaEssentia’s name within and outside the Territory, using patent counsel selected by PharmaEssentia and shall be responsible for the payment of all patent prosecution and maintenance costs. PharmaEssentia will inform Kinex on the patent applications within and outside the Territory. If PharmaEssentia elects not to file, prosecute or maintain a patent application or patent included in the PharmaEssentia Patent Rights within or outside the Territory, it shall provide Kinex with no less than forty-five (45) days’ written advance notice sufficient to avoid any loss or forfeitt.re, and Kinex shall then have the right, but not the obligation, at its sole expense, to file, prosecute or maintain such Patent Right in its name.

(c) The Parties shall mutually agree on the filing, prosecution and maintenance of any patent application or patent included in the Patent Rights under Section 6.1(a)(iii) within or outside the Territory.

(d) The responsible Party under this Section 6.2hall solicit the other Party’s review of the nature and text of any patent applications within and outside the Territory resulting from the Development in reasonably sufficient time prior to the filing thereof, and the responsible Party shall take into account the other Party’s reasonable comments related thereto. Each Party shall execute all documents and take all actions as are reasonably requested by the other Party with respect to any filings and registrations.

6.3 Third Party Infringement.

(a) Each Party shall promptly give the other Party notice of any actual or suspected infringement by a Third Party in the Territory of any patent included in the Kinex Patent Rights or PharmaEssentia Patent Rights relating to the Compound or Licensed Products (collectively, the “Parties’ Patent Rights”), which comes to such Party’s attention. In addition, PharmaEssentia shall promptly give Kinex notice of any actual or suspected infringement by a Third Party outside the Territory of any patent included in the Parties’ Patent Rights. The Parties shall thereafter consult and cooperate to determine a course of action, including the commencement of legal action but only with respect to any infringement within the Territory.

(b) Kinex shall have the first right, either directly or through its Affiliates or licensees, to initiate and prosecute such legal action in the Territory at its own expense and in the name of Kinex and/or PharmaEssentia , or to control the defense of any declaratory judgment action in the Territory relating to the Parties’ Patent Rights, and Kinex shall provide PharmaEssentia with reasonable notice of any such action it commences and keep PharmaEssentia reasonably informed of any significant developments in such action. PharmaEssentia shall render, at its expense (including reasonable attorneys’ fees), all assistance reasonably requested in connection with any action taken by Kinex or to prevent such infringement. However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of Kinex; provided that Kinex shall not settle any such claim or proceeding in a manner that materially adversely affects PharmaEssentia’s rights under this Agreement or which financial results in any material monetary payment by or loss to PharmaEssentia, without the prior written consent of PharmaEssentia, which consent shall not be unreasonably withheld.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(c) If Kinex notifies PharmaEssentia that it elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Territory as provided in Section 6.3(b), then PharmaEssentia may elect, which election shall be subject to the prior written consent of Kinex to take such action that is reasonably necessary and appropriate to terminate or prevent such infringement, including instituting an infringement proceeding, provided, however, that PharmaEssentia shall not enter into any settlement or compromise of any claim relating to the Parties’ Patent Blights licensed hereunder or which results in any material monetary payment by or financial loss to Kinex, without Kinex’s prior written consent, which consent shall not be unreasonably withheld.

(d) Kinex shall have the sole right, either directly or through its Affiliates or licensees to initiate and prosecute any legal action outside the Territory with respect to the Kinex Patent Rights at its own expense or to control the defense of any declaratory judgment action outside the Territory.

(e) For any legal action or defense contemplated by this Section 6.3, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party shall join such action and execute all documents necessary for the former Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request. Any recovery or award obtained by either Party as a result of any action or settlement commenced with respect to infringement within the Territory shall be shared as follows:

(i) the Party that initiated and prosecute , or maintained the defense of, the action shall recoup all of its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

(ii) if there are any additional funds after the payment set forth in subsection (i) has been made, the other Party may recover its reasonably documented costs and expenses (including reasonable outside attorneys’ fees) incurred in connection with the action;

(iii) if Kinex initiated and prosecuted, or maintained the defense of, the action outside the Territory, the amount of any recovery remaining then shall be retained by Kinex; and

(iv) if PharmaEssentia or Kinex initiate and prosecuted, or maintained the defense of, the action in the Territory, the amount of any recovery remaining then shall be shared equally by the parties.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

6.4 Third Party Intellectual Property.

(a) In the event that a Party becomes aware of any claim that the Development and/or Commercialization of any Licensed Products infringes the intellectual property rights of any Third Party in the Territory, such Party shall promptly notify the other Party. The Parties shall thereafter discuss the situation, and to the extent reasonably necessary, attempt to agree on a course of action.

(b) If within ten (10) Business Days the Parties fail to agree upon an appropriate course of action in the Territory, Kinex shall have the first right, but not the obligation, either directly or through its Affiliates or licensees to defend any action in the Territory related to the intellectual property rights of any Third Party or to initiate and prosecute legal action in the Territory related to the intellectual property rights of any Third Party in the name of PharmaEssentia and/or Kinex. Kinex shall keep PharmaEssentia reasonably informed as to the progress of any such action. PharmaEssentia shall render, at its expense, all assistance reasonably requested in connection with any action taken by Kinex. However, the control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of Kinex; provided that Kinex shall not settle any such claim or proceeding in a manner that materially adversely affects PharmaEssentia’s rights under this Agreement or which results in any material monetary payment by or financial loss to PharmaEssentia, without PharmaEssentia’s written consent. Kinex shall pay for all costs and expenses incurred in such defense.

(c) If Kinex elects not to defend an infringement action in any country in the Territory as provided in Section 6.4(b), PharmaEssentia may defend in its name, subject to the prior written consent of Kinex, and the costs of any legal action commenced or any infringement action defended, shall be borne solely by PharmaEssentia; provided, however, that PharmaEssentia shall not enter into any settlement or compromise of any claim without the prior written consent of Kinex,.

(d) For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the o her Party shall join such action and execute all documents necessary for the former Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request.

(e) Kinex shall have the sole right, but not the obligation, either directly or through its Affiliates or licensees to defend any action related to the intellectual property rights outside the Territory of any Third Party or to initiate and prosecute legal action outside the Territory related to the intellectual property rights of any Third Party in its name.

6.5 Patent Term Extensions. The Parties shall cooperate with each other in obtaining patent term extensions or restorations or supplemental protection certificates or their equivalents in any country in the Territory where applicable and where desired by PharmaEssentia. Elections with respect to obtaining such extension or supplemental protection certificates shall be made in the same manner and with the same relative priorities pursuant to Section 6.2.

6.6 Patent Marking. PharmaEssentia shall mark, and shall require its Affiliates and sublicensees to mark, all the Licensed Products sold or distributed pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the country or countries of manufacture and/or sale thereof.

6.7 Third Party Agreements. The rights and obligations of the Parties under this Article 6 are subject to the rights and obligations of Kinex under Hanmi License.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 7

CONFIDENTIALITY AND PUBLICITY

7.1 Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the term of this Agreement and or a period of ten (10) years thereafter. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

(a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by records;

(b) is or becomes properly in the public domain or knowledge without breach by either Party;

(c) is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d) is developed by the receiving Party independently of Proprietary Information received from the disclosing Party, as documented by contemporary written records.

7.2 Permitted Disclosure of Proprietary Information. Notwithstanding Section 7.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

(a) to governmental or other regulatory agencies 41 order to obtain patents pursuant to this Agreement, or to gain approval to conduct Clinical Studies or to market Licensed Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations and in accordance with the terms of this Agreement or as otherwise requested by the Regulatory Authorities;

(b) by either Party to its agents, consultants, sublicensees or Affiliates on the condition that such entities agree to be bound by confidentiality obligations consistent with this Agreement; or

(c) if required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to .challenge or limit the disclosure obligations.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(d) Certain Disclosures. Except as set forth in this Agreement or as required by law, neither Party shall make any press release or other public announcement or other public disclosure to a Third Party concerning the existence of or terms of this Agreement, the subject matter of this Agreement or the activities contemplated hereunder, without ,the prior written consent of the other Party, which consent shall include agreement upon the nature and text of such release, announcement or other disclosure and shall not be unreasonably withheld or delayed. Each Party agrees to provide to the other Party a copy of any such press release or other public announcement or disclosure as soon as reasonably practicable under the circumstances prior to its scheduled release. Each Party shall have the right to expeditiously (but in any event within forty-eight (48) hours) review and recommend changes to any such press release or other public announcement or disclosure; provided, however, that such right of review and recommendation shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material developments relating to Licensed Product since the date of the previous disclosure; provided, further, that each Party shall provide to the other Nifty reasonable advance notice of any such subsequent disclosure. Without limiting the generality of any of the foregoing, it is understood that the Parties or their Affiliates may make disclosure of this Agreement and the terms hereof in accordance with the rules and regulations of the SEC, other governmental authority, or securities exchange, may file this Agreement as an exhibit to any filing with the SEC, other governmental authority, or securities exchange, and may distribute any such filing in the ordinary course of its business, provided, further, that to the maximum extent allowable by the rules and regulations of the SEC, other governmental authority, or securities exchange, and except as required by applicable Laws, Kinex and PharmaEssentia shall seek to redact any confidential information set forth in such filings, and each Party shall provide a draft of the redacted version of this Agreement to the other Party no less than five (5) Business Days prior to filing with the SEC, other governmental authority, or securities exchange, and give reasonable consideration to the other Party’s comments regarding any proposed redaction.

7.3 Publications. PharmaEssentia shall not submit for written or oral publication any manuscript, abstract or the like relating to the Compound or Licensed Products, without the prior approval or written request of Kinex. If PharmaEssentia desires to submit such publication, it shall first deliver to Kinex, for Kinex’s prior written consent, the proposed publication or an outline of the oral disclosure at least sixty (60) days prior to planned submission or presentation.

7.4 Publicity: Except as otherwise provided in this Agreement or required by law or regulation, no Party will originate any news release or other public announcement, written or oral, whether in the public press, stockholders’ reports or otherwise, relating to this Agreement or to any sublicense under this Agreement, or to the performance under this Agreement or under any sublicense under this Agreement, without the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed; provided that the foregoing shall not restrict disclosures made in connection with any filing of information or materials with a stock exchange or the U.S. Securities and Exchange Commission or any stockholders’ letter to private investors.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 8

TERM AND TERMINATION

8.1 Term and Expiration. This Agreement shall be binding on the Parties as of the Effective Date and, unless terminated early under Section 8.2, expire upon the earliest to occur of either (i) the expiration of the Kinex Patent Rights in all countries in the Territory or (ii) invalidation of the Kinex Patent Rights in all countries in the Territory. After the occurrence of (i) or (ii) above, the term of this Agreement shall automatically be extended for consecutive one (1) year periods subject to the same terms and conditions set forth herein (unless agreed otherwise) unless either Party gives written notice of its intention not to extend the Agreement Term: (i) at least ninety (90) days prior to the expiration date of the Kinex Patent Rights; or (ii) as soon as practically possible in the case of an invalidation claim; and (iii)thereafter, at least ninety (90) days prior to the then current annual expiration date of the Agreement.

8.2 Early Termination of Agreement Term.

(a) This Agreement may be terminated upon mutual agreement of the Parties.

(b) Termination by PharmaEssentia.

PharmaEssentia may terminate this Agreement in its sole discretion upon not less than six (6) months prior written notice of termination provided anytime after the Effective Date (provided, however, that no such termination shall be effective until the completion of any then Ongoing Clinical Studies). The cost involved during the six-month notice period plus any period needed for completion of any Ongoing Clinical Studies will also be borne by PharmaEssentia. In addition, if any milestone is met PharmaEssentia prior to the termination date, PharmaEssentia will also be responsible for the mile tone payment.

(c) Termination by Either Party.

Either Party may, without prejudice to any other remedies available to it under this Agreement or at law or in equity, terminate this Agreement prior to expiration of the Agreement Term in the event that the other Party (as used in this subsection, the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and has not cured such breach wit n (i) thirty (30) days after notice of such breach is provided to the Breaching Party in case the breach is a non-payment of any amount due under this Agreement that is not being disputed in good faith (which shall be deemed a material breach of a material obligation) and (ii) sixty (60) days after notice of such breach is provided to the Breaching Party for other cases bf breach (or, if such default cannot be cured within such 60-day period, if the Breaching Part does not commence and diligently continue actions to cure such default during such 60-day period). The termination shall become effective at the end of the (i) 30-day period in case the breach is a non-payment of any amount due under this Agreement that is not being disputed in good faith if the Breaching Party has not cured such breach by such date, or (ii) for other cases of breach, 60-day period unless (a) the Breaching Party cures such breach during such 60-day period, or (b) if such breach is not susceptible to cure within such 60-day period, the Breaching Party has commenced and is diligently pursuing a cure (unless such breach, by its nature, is incurable, in which case the Agreement may not be terminated unless the

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Breaching Party fails to use its best commercially reasonable efforts to prevent a similar subsequent breach). The right of either Kinex or PharmaEssentia to terminate this Agreement as provided in this Section 8.2(c) shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous breach or default.

8.3 Effect of Expiration or Termination; Survival.

(a) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including all accrued payment obligations arising under Article 4 hereof. In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article 3.2(h), 4.4(b), 7 and 9 shall survive the expiration or termination of this Agreement and shall continue in effect after the date of expiration or termination for the longer of (i) five (5) years after the last sale of Licensed Product in the Territory, or (ii) the respective periods specified therein. In addition, any other provisions required interpreting and enforcing the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

(b) Payments of amounts owing to Kinex under this Agreement as of its expiration or termination shall be due and payable either (i) to the extent such amounts can be calculated and a fixed sum determined at the time of expiration or termination of this Agreement, thirty (30) days after the date of such expiration or termination, or (ii) to the extent such amounts cannot be calculated and a fixed sum determined at the time of expiration or termination of this Agreement, thirty (30) days after the date at which such amounts can be calculated and fixed sum determined.

(c) Subject to the payment of all amounts required hereunder, PharmaEssentia and its Affiliates shall have the right to sell or otherwise dispose of the stock of any Licensed Product subject to this Agreement on hand or in process of manufacture as of the expiration or termination of this Agreement. Within thirty (30) days after the effective date of termination or expiration of this Agreement, PharmaEssentia shall notify Kinex of the amount of Licensed Products PharmaEssentia, its Affiliates and sublicensees then have on and or in the process of manufacture and shall have the right to sell in the Territory (except with respect to any country in the Territory in which Licensed Products have been withdrawn or there is o Regulatory Approval), its remaining stock of Licensed Products for a period ending up n the earlier of: (i) PharmaEssentia’s, its Affiliates’ and sublicensees’ sale of all such remaining Licensed Products, or (ii) six (6) months after such termination or expiration, and terms and condition of this Agreement shall apply to such Licensed Products so sold. Kinex hereby grants a non- elusive license under the Kinex Intellectual Property to PharmaEssentia solely to sell such Licensed Products in the Territory, subject to payment of all related amounts due under this Agreement. Any remaining quantities of Licensed Products not sold during this period shall, at Kinex’s election, either be destroyed by PharmaEssentia at PharmaEssentia’s cost or sold to Kinex at PharmaEssentia’s procurement cost for such Licensed Products.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(d) Upon the termination or expiration of this Agreement, the following shall also be applicable: (i) at Kinex’s written request, PharmaEssentia shall promptly transfer and return to Kinex copies of all Data, reports, records and materials in PharmaEssentia’s possession or control that relate to Compound or Licensed Products and return to Kinex all relevant records and materials in PharmaEssentia’s possession or control containing Proprietary Information of Kinex (provided that PharmaEssentia may keep one copy of such Proprietary Information of Kinex for archival purposes only); (ii) PharmaEssentia shall transfer to Kinex all right, title and interest in and Control over all Intellectual Property owned and Controlled of PharmaEssentia and arising from inventions during the Agreement Term as described in Section 6.1(a) (ii) of this Agreement, (iii) PharmaEssentia shall transfer to Kinex any and all INDs, Regulatory Approvals, Drug Approval Applications and any other regulatory filings or submissions made or filed for Licensed Product by PharmaEssentia or its designees; and (iv) Kinex shall promptly return to PharmaEssentia 11 relevant records and materials in Kinex’s possession or control containing Proprietary Information of PharmaEssentia (provided that Kinex may keep one copy of such Proprietary Information of PharmaEssentia for archival purposes only).

ARTICLE 9

INDEMNIFICATION AND INSURANCE

9.1 Indemnity. For purposes of this Article 9, “Kinex Indemnified Parties” refers to Kinex, its Affiliates and the officers, directors, employees, shareholders, agents and successors and assigns of Kinex and its Affiliates, and “PharmaEssentia Indemnified Parties” refers to PharmaEssentia , its Affiliates and officers, directors, employees, shareholders, agents and successors and assigns of PharmaEssentia and its Affiliates.

9.2 PharmaEssentia Indemnification. PharmaEssentia shall defend the Kinex Indemnified Parties from and against all suits, claims, act or other proceedings, (collectively, “Claims”), that are brought by a Third Party, and shall indemnify and hold harmless to the fullest extent permitted by law the Kinex Indemnified Parties from and against any and all Losses, that arise out of or are attributable to, (i) PharmaEssentia’s negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; or (ii) a material breach by PharmaEssentia of any of its obligations, representations, warranties or covenants under this Agreement; provided, however, that PharmaEssentia shall not be obligated under this Section 9.2, to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Claim that the Claim arose out of the negligence or wrongdoing on the part of Kinex.

9.3 Kinex Indemnification. Kinex shall defend the PharmaEssentia Indemnified Parties from and against all Claims, in each case that are brought by a Third Party, and shall indemnify and hold harmless to the fullest extent permitted by law the PharmaEssentia Indemnified Parties from and against any and all Losses that arise out of such Claims that are attributable to, (i) Kinex’s negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; or (ii) a material breach by

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

Kinex of any of its obligations, representation , warranties or covenants under this Agreement; provided, however, that Kinex shall not be obligated under this Section 9.3, to the extent it is shown by evidence acceptable in a court of la having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Claim that the Claim arose out of the negligence or wrongdoing on the part of PharmaEssentia.

9.4 Indemnification Procedure.

(a) Each Party shall promptly notify the other Party in writing of any Claim. Concurrent with the provision of notice pursuant to this Section 9.4(a), the Indemnified Party shall provide to the other Party copies of any complaint, summons, subpoena or other court filings or correspondence related to such Claim and will give such other information with respect thereto as the other Party shall reasonably request. The Indemnifying Party and Indemnified Party shall meet to discuss how to respond to such Claim. Failure to provide prompt notice shall not relieve any Party of the duty to defend or indemnify unless such failure materially prejudices the defense of any matter. Each Party agrees that it will take reasonable steps to minimize the burdens of the litigation on witnesses and on the ongoing business of the Indemnified Parties including making reasonable accommodations to witnesses’ schedules when possible and seeking appropriate protective orders limiting the duration and/or location of depositions.

(b) Should either Party dispute that any Claim or portion of a Claim (“Disputed Claim”) of which it receives notice pursuant to Section 9.4(a), is an indemnified Claim, it shall so notify the other Party providing written notice in sufficient time to permit such other Party to retain counsel and timely appear, answer and/or move in any such action. In such event, such other Party shall defend against such Claim; provided, however, that such other Party shall not settle any Claim which it contends is an indemnified Claim without providing the Indemnifying Party ten (10) Business Days’ notice prior to any such settlement and an opportunity to assume the defense and indemnification of such Claim pursuant to this Agreement. If it is determined that a Disputed Claim is subject to indemnification, the Indemnifying Party will reimburse the costs and expenses, including reasonable attorneys’ fees, of the Indemnified Party.

9.5 Settlement of Indemnified Claims. The Indemnifying Party under Sections 9.2 or 9.3, as applicable, shall have the sole authority to settle any Indemnified Claim without the consent of the other Party, provided, however, that an Indemnifying Party shall not, without the written consent of the other Party, as part of any settlement or compromise (i) admit to liability on the part of the other Party; (ii) agree to an injunction against the other Party; or (iii) settle any matter in a manner that separately apportions fault to the other Party. The Parties further agree that as part of the settlement of any Indemnified Claim, an Indemnifying Party shall obtain a full, complete and unconditional release from the claimant on behalf of the Indemnified Parties.

9.6 Insurance.

(a) Kinex shall obtain and shall maintain, at its cost, No Fault insurance for Clinical Trials on behalf, and insuring the activities, of both Kinex and PharmaEssentia relating to this Agreement with minimum limits of $5,000,000 per occurrence during the period when such Clinical Studies are being conducted under this Agreement. Such Insurance shall insure against all liability arising out of the manufacture, use, sale, distribution, or marketing of Licensed Products in and for the Territory.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

(b) PharmaEssentia shall maintain in the Territory, commencing as of the First Commercial Sale, commercial general liability insurance (including coverage for product liability, contractual liability, bodily injury, property damage and personal injury), in form and substance reasonably satisfactory to the other Party, with minimum limits of $5,000,000 per occurrence or, in case of Clinical Studies, $5,000,000 per occurrence during the period when such Clinical Studies are being conducted (the “Insurance”). If such Insurance is written on a claims-made form, it shall continue for three (3) years following the last sale of Licensed Products by PharmaEssentia. The Insurance shall have retroactive date to or coinciding with the First Commercial Sale. Notwithstanding the foregoing, PharmaEssentia may satisfy the foregoing obligation with respect to the Insurance through self-insurance.

(i) Such Insurance shall insure against all liability arising out of the manufacture, use, sale, distribution, or marketing of Licensed Products in and for the Territory. During the Agreement Term, PharmaEssentia shall not permit such Insurance to be reduced, expired, materially amended or canceled during the period of the Insurance and/or the Agreement without reasonable prior written notice that shall be sent by registered mail to Kinex. Upon request in writing, PharmaEssentia shall provide certificates of insurance to Kinex evidencing the coverage specified herein.

(ii) The Insurance shall contain an explicit clause, stating that each Party and its insurer waive their rights of subrogation against the other Party and its directors, employees and/or any one on its behalf with respect to the Insurance. Such waiver shall not apply in the event of a malicious act.

(c) Except as expressly stated herein, a Party’s liability to the other is in no way limited to the extent of the Party’s insurance coverage.

(d) Any Insurance provided for in this Section 9.6 shall be primary to any other insurance maintained by each Party and each Party hereby waives any claim or demand as to participation in any such other insurance.

(e) Any Insurance provided for in this Section 9.6 shall be valid in any location worldwide regarding the activities performed by each Party hereunder (including worldwide jurisdictions) for any destination or lawsuit which will be served against the other Party.

9.7 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. THE FOREGOING SENTENCE SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER THIS ARTICLE.

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

ARTICLE 10

MISCELLANEOUS

10.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from events beyond the reasonable control of a Party, including fire, flood, earthquake, explosion, storm, blockage, embargo, war, acts of war (whether war be declared or not), terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, failure of public utilities or common carriers, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable.

10.2 Assignment. The Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets or in the event of a merger, consolidation, change in control or similar corporate transaction or by Kinex to Hanmi under Hanmi License, without such consent; provided further, that such assignment shall not relieve the Party of its responsibilities for performance of its obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

10.3 Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. In such event, the Parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

10.4 Notices.

(a) Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement (but not including any notice required by this Agreement) shall be in writing and delivered by hand, sent by email, or by overnight express mail (e.g., FedEx) to any one (1) representative designated by the Party which is to receive such written communication.

(b) Extraordinary notices and communications (including but not limited to notices of termination, force majeure, material breach, change of address, or any other notices required by this Agreement) shall be in writing and shall be deemed to have been given when delivered in

*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

person, or sent by overnight courier service (e.g., FedEx), postage prepaid, or by facsimile confirmed by prepaid registered or certified air mail letter or by overnight express mail (e.g., FedEx), or sent by prepaid certified or registered air mail, return receipt requested, to the following addresses of the Parties (or to such other address or addresses as may be specified from time to time in a written notice), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties:

if to Kinex to:

K1NEX PHARMACEUTICALS, LLC

701 Ellicott Street

Buffalo, New York 14203USA

Attention: Chief Executive Officer

Fax No.: 716-849-6651

if to PharmaEssentia to:

PHARMAESSENTIA CORP

13F, No. 3 YuanQu Street

Nankang District, Taipei 115, TAIWAN

Attention: Chief Executive Officer

Fax No.: +886-2-2655-7626

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered, and on the third Business Day following the date of mailing if sent by registered or certified mail.

10.5 Specific Performance. Each of the Parties acknowledges and agrees that the other Party may suffer irreparable and continuing damage for which there is no adequate remedy at law in the event of a breach or threatened breach of this Agreement. Accordingly, and notwithstanding anything herein to the contrary, each of the Parties agrees that the other Party shall be entitled to seek injunctive relief to prevent breaches of the provisions of this Agreement, and/or to enforce specifically this Agreement and the terms and provisions hereof, in any action instituted in any court or tribunal having jurisdiction over the Parties and the matter, without posting any bond or other security, and that such injunctive relief shall be in addition to any other remedies to which such Party may be entitled, at law or in equity.

10.6 Further Assurances. Each of the Parties shall take such further actions as shall be necessary or desirable in order to effectuate the respective rights and obligations hereunder.

10.7 Applicable Law, Venue and Dispute Resolution. This Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws principles. The United Nations Convention on Contracts for the International Sale of Goods shall not apply in any action, suit or proceeding arising out of or relating to this Agreement. Except as provide in Section 10.5, with regard to actions of specific performance, all disputes which arise in connection with this Agreement and its interpretation shall be settled amicably between the

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Parties. If the dispute cannot be settled in an amicable manner, it will be settled by arbitration to be held in Hong Kong in conformity with commercial arbitration rules of the International Chamber of Commerce. The award rendered by arbitration shall be final and binding upon the Parties hereto.

10.8 Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire understanding of the Parties with respect to the subject matter. All express or implied agreements and understandings, either oral or written, heretofore made, including any offering letters, letters of intent, or term sheets, are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

10.9 Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

10.10 Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

10.11 Headings; References. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof. Any reference in this Agreement to an Article, Exhibit, Schedule or Section shall, unless otherwise specifically provided, be to an Article, Exhibit, Schedule or Section of this Agreement. The words “including”, “includes” and “such as” are used in their non-limiting sense and have the same meaning as “including without limitation” and “including but not limited to.” “Hereunder” and “hereto” means under or pursuant to any provision of this Agreement.

10.12 Interpretation. Both Parties have had the opportunity to have this Agreement reviewed by an attorney; therefore, neither this Agreement nor any provision hereof shall be construed against the drafter of this Agreement.

10.13 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to the Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of the Agreement shall have the same effect as physical delivery of the paper document bearing an original signature.

10.14 No Third Party Beneficiaries. Except as specifically set forth herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

KINEX PHARMACEUTICALS, INC.

By:
Name:	Johnson YN Lau
Title:	Chief Executive Officer

PHARMAESSENTIA CORP.

By:
Name:	Ching-Leou Teng
Title:	Chairman

SCHEDULE 1.1	DIAGRAM OF COMPOUND
SCHEDULE 1.2	KINEX PATENT RIGHTS

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FOIA CONFIDENTIAL TREATMENT REQUESTED

Confidential Materials omitted and filed separate with the Securities and Exchange Commission

Triple asterisks denote omissions

SCHEDULE 1.1

DIAGRAM OF COMPOUND

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*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

FOIA CONFIDENTIAL TREATMENT REQUESTED

Confidential Materials omitted and filed separate with the Securities and Exchange Commission

Triple asterisks denote omissions

SCHEDULE 1.2

PATENT RIGHTS

Country	Status	Patent App. No.	Filing Date	Patent No.	Grant Date	Expiry Date
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*** =	Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.